Exhibit 16


                              [JH Cohn Letterhead]




November 17, 2003





Securities and Exchange Commission
450 Fifth Street, N.W.
SECPS / Mail Stop 11-3
Washington, D.C.  20549

Gentlemen:

We have read the statements made by Olympic Resources, Ltd., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K/A, as part of the Company's amended Form 8-K report for the month of November 2003. Other than the information contained in the first sentence of the third paragraph of Item 4, for which we have no basis to either agree or disagree, we agree with the statements concerning our firm in such Form 8-K/A.

Very truly yours,



/s/ J.H. Cohn LLP